                                                                    EXHIBIT 99.2
                                                                   NEWS

Contact:      Richard Russack
                FOR IMMEDIATE RELEASE
          (817) 352-6425

      Burlington Northern Santa Fe Reports Improved Third Quarter Results

     .    Net income of $317 million or $0.66 per share -- up 12 percent from net income of $283 million or $0.60 per share in 1997.

     .    Revenues of $2.3 billion for the third quarter 1998 were $169 million or 8 percent higher than third quarter 1997.

     .    Third quarter 1998 operating income of $614 million -- $73 million or
13 percent higher than a year ago.

     .    Operating ratio for the third quarter improved to 73.4 percent compared with 74.7 percent in 1997.

     FORT WORTH, Texas, October 20, 1998 -- Burlington Northern Santa Fe Corporation (BNSF)(NYSE: BNI) today reported third quarter 1998 net income of $317 million, or $0.66 per share on a diluted basis, compared with third quarter 1997 net income of $283 million, or $0.60 per share.

     "Coal, Intermodal and Merchandise volume and revenue growth, coupled with effective expense controls, contributed to the 12 percent increase in third quarter 1998 net income over the prior year," said Robert D. Krebs, BNSF chairman, president and chief executive officer.

     Revenues of $2.3 billion for the third quarter 1998 were $169 million or 8 percent higher than third quarter 1997. Coal revenues improved $65 million or 13 percent to $565 million on a 11 percent increase in carloadings. Intermodal growth in the direct marketing, international and truckload sectors produced revenues of $659 million, $69 million or 12 percent greater than

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last year. Merchandise revenues grew to $724 million, an increase of $49 million or 7 percent, driven by volume increases in all sectors. Agricultural commodity revenues decreased $2 million or 1 percent to $267 million. Automotive revenues decreased $15 million or 15 percent to $86 million, primarily due to the loss of a contract with Ford Motor Company as previously announced.

     Operating expenses of $1.7 billion increased $96 million or 6 percent over
the prior-year period despite an 8 percent increase in units handled.   All
expense categories were higher primarily as a result of increased business levels. Operating ratio improved to 73.4 percent for the third quarter 1998 compared with 74.7 percent a year earlier.

Common Stock Repurchases and Stock Split

     During the 1998 third quarter, BNSF repurchased 3.4 million shares at an average price of $30.86 per share, bringing total 1998 repurchases under BNSF's share-repurchase program to 3.6 million shares at an average price of $30.72 per share. Additionally, a three-for-one common stock split in the form of a stock dividend and a 20 percent increase in the common stock dividend on the post-split stock became effective in the third quarter of 1998. All per-share information has been restated to reflect the three-for-one stock split.

Nine-months 1998 Results

     BNSF adjusted net income for the nine months ended September 30, 1998, was $827 million, or $1.73 per share on a diluted basis, a 24 percent increase from 1997 net income of $668 million, or $1.42 per share. Including a one-time gain on the March 1998 sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P., BNSF reported net income for the first


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nine months of 1998 of $859 million or $1.80 per common share. Revenues for the period were $6.7 billion, up 7 percent. Operating expenses were $5.1 billion for the first nine months of 1998, a 4 percent increase over the same 1997 period. Operating income was $1.6 billion for the 1998 period compared with $1.3 billion a year ago. Operating ratio improved to 76.2 percent for the first nine months of 1998 compared with 78.7 percent a year earlier.

     Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF operates one of the largest railroad networks in the United States, with 34,000 route miles covering 28 states and two Canadian provinces.

                   Consolidated financial statements follow.

                                  [BNSF LOGO]

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Burlington Northern Santa Fe Corporation
Adjusted Consolidated Statement of Income
(Unaudited, In millions, except per share data)

                                       Three Months Ended    Nine Months Ended
                                         September 30,         September 30,
                                      ------------------     -----------------
                                        1998       1997       1998       1997
                                      ------------------     -----------------

Revenues                               $2,307     $2,138     $6,688     $6,226
                                       ------     ------     ------     ------
Operating Expenses
  Compensation and benefits               695        661      2,087      2,006
  Purchased services                      243        217        707        644
  Depreciation and amortization           211        195        618        574
  Equipment rents                         203        200        597        601
  Fuel                                    178        173        541        555
  Materials and other                     163        151        548        517
                                       ------     ------     ------     ------

    Total Operating Expenses            1,693      1,597      5,098      4,897
                                       ------     ------     ------     ------

Operating Income                          614        541      1,590      1,329
Interest Expense                           91         86        264        255
Other Income (Expense)--Net               (19)       (10)       (13)       (13)
                                       ------     ------     ------     ------

Income Before Income Taxes                504        445      1,313      1,061
Income Tax Expense                        187        162        486        393
                                       ------     ------     ------     ------

Adjusted Net Income                    $  317     $  283     $  827     $  668
                                       ======     ======     ======     ======

Adjusted Diluted Earnings Per Share    $ 0.66     $ 0.60     $ 1.73     $ 1.42
                                       ======     ======     ======     ======

Reported Earnings
  Net Income                           $  317     $  283     $  859     $  668
                                       ======     ======     ======     ======
  Basic Earnings Per Share             $ 0.67     $ 0.61     $ 1.82     $ 1.44
                                       ======     ======     ======     ======
  Diluted Earnings Per Share           $ 0.66     $ 0.60     $ 1.80     $ 1.42
                                       ======     ======     ======     ======

Average Shares Outstanding
  Basic                                $471.4      465.8      470.9      463.4
                                       ======     ======     ======     ======
  Diluted                               477.0      472.2      476.8      470.3
                                       ======     ======     ======     ======

Statement Explanation:

1998 adjusted net income and diluted earnings per share exclude other income attributable to a first quarter gain on pipeline partnership sale of $32 million ($67 million pre-tax) or $0.07 per share after tax. All per share information has been restated to reflect the third quarter 1998 three-for-one stock split.

Burlington Northern Santa Fe Corporation
(Unaudited, In millions)

Condensed Consolidated Balance Sheet
                                                    September 30,     December 31,
                                                        1998              1997
                                                    -------------     ------------
Assets
  Cash and cash equivalents                            $    17          $    31
  Other current assets                                   1,199            1,203
                                                       -------          -------
    Total current assets                                 1,216            1,234
  Properties and other assets                           21,044           20,102
                                                       -------          -------
      Total Assets                                     $22,260          $21,336
                                                       =======          =======
Liabilities and Stockholders' Equity
  Current liabilities                                  $ 2,116          $ 2,060
  Long-term debt and commercial paper                    5,154            5,181
  Deferred income taxes                                  5,479            5,175
  Other liabilities                                      1,970            2,108
  Stockholders' equity                                   7,541            6,812
                                                       -------          -------
  Total Liabilities and Stockholders' Equity           $22,260          $21,336
                                                       =======          =======

Condensed Consolidated Statement of Cash Flows
                                                    Three Months Ended     Nine Months Ended
                                                      September 30,          September 30,
                                                    ------------------     -----------------
                                                     1998       1997        1998      1997
                                                    ------------------     -----------------
Cash Provided by Operating Activities                $ 551      $ 477      $ 1,552   $ 1,110
Cash Used for Capital Expenditures                    (606)      (631)      (1,558)   (1,476)
Net Proceeds of Borrowings                             192        220          398       542
Dividends Paid                                         (47)       (46)        (141)     (138)
Purchase of BNSF Common Stock                         (104)         -         (110)        -
Cash Used for Other Activities                           -        (17)        (155)      (40)
                                                     -----      -----      -------   -------
Increase (Decrease) in Cash and Cash Equivalents     $ (14)     $   3      $   (14)  $    (2)
                                                     =====      =====      =======   =======

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Burlington Northern Santa Fe Corporation
Supplemental Data
(Unaudited)

                                                Three Months Ended     Nine Months Ended
                                                   September 30,        September 30,
                                                ------------------     -----------------
                                                  1998      1997          1998    1997
                                                -------   --------      -------  -------
Revenues (In millions)
Intermodal                                       $  659   $  590        $ 1,825  $ 1,660
Coal                                                565      500          1,678    1,471
Agricultural Commodities                            267      269            771      800
Automotive                                           86      101            278      315
Merchandise
  Chemicals                                         213      200            632      614
  Metals and Minerals                               208      199            606      559
  Forest Products                                   159      145            464      428
  Consumer Goods                                    144      131            420      377
                                                 ------   ------         ------   ------
Total Freight Revenues                            2,301    2,135          6,674    6,224
Other Revenues                                        6        3             14        2
                                                 ------   ------         ------   ------
Total Revenues                                   $2,307   $2,138         $6,688   $6,226
                                                 ======   ======         ======   ======

Operating ratio                                    73.4%    74.7%          76.2%    78.7%
Revenue ton miles (billions)                      118.4    106.1          347.3    309.6
Freight revenue per thousand revenue ton miles   $19.44   $20.12         $19.22   $20.11
Cars/Units (thousands)                            2,038    1,884          5,851    5,393
Average revenue per car/unit                     $1,129   $1,133         $1,141   $1,154
Employees (average)                              45,055   44,060         44,612   43,135